Exhibit 99.1

News Release

Release:	Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Announces Price Increases

CHICAGO – October 3, 2006 – Oil-Dri Corporation of America (NYSE: ODC) today announced plans to raise prices and continue fuel surcharges for Fiscal 2007.

Dan Jaffee, President and CEO said, “Over the past fiscal year we have absorbed extremely high energy, commodity, health care, and other external costs that have significantly impacted our business.  While, we remained focused on implementing internal cost reduction programs that maximize our manufacturing efficiency, record-breaking costs throughout Fiscal 2006, made those efforts an ongoing challenge.  In an effort to partially recover these increased costs, we will again implement price increases.

“We very much appreciate our customers’ understanding during this dynamic period.”

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, animal health and nutrition, industrial and automotive markets, and the world’s largest manufacturer of cat litter.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.